Exhibit 99.1

Polar Power Reports Second Quarter 2022 Financial Results

GARDENA, CA – August 15, 2022 – Polar Power, Inc. (“Polar Power” or the “Company”) (NASDAQ: POLA), a global provider of prime, backup and solar hybrid DC power solutions, today reported its financial results for the three and six months ended June 30, 2022.

Key Q2 2022 Results and Highlights:

Financial Results for the Three and Six Months Ended June 30, 2022

●

Net sales for Q2 2022 were $4.2 million, representing a 12% decrease, compared to $4.8 million during the same period last year. Net sales for the six months ended June 30, 2022 were $7.9 million, representing a 12% decrease, compared to $8.1 million during the same period last year.

Sales backlog as of the end of Q2 2022 was $14.0 million, of which $9.9 million was received during the three months period ending June 30, 2022. The Company’s sales backlog is from orders of the Company’s DC power generators and consist of 52% from telecommunications customers in the U.S., 45% from a telecommunications customer in international markets, and 3% from customers in other markets.

Supply chain and labor shortages reduced shipments thereby lowering the sales figures and profits.

●	The Company had a 10% increase in gross profit to $1.0 million at the end of Q2 2022, as compared to a gross profit of $967,000 during the same period last year. The Company had a 116% increase in gross profit of $1.9 million at the end of the six months ended June 30, 2022, as compared to a gross profit of $909,000 during the same period last year.

●	Operating expenses decreased to $1.7 million in Q2 2022, as compared to $1.8 million in the same period last year. Operating expenses increased to $3.7 million for the six-month period ending June 30, 2022, as compared to $3.6 million in the same period last year.

●	Net loss for Q2 2022 totaled $739,000, or $(0.06) per basic and dilutive share, compared to a net loss of $866,000, or $(0.07) per basic and dilutive share in Q2 2021. Net loss for the six months ended June 30, 2022 totaled $1.8 million, or $(0.15) per basic and dilutive share, compared to a net loss of $2.7 million, or $(0.22) per basic and dilutive share for the same period last year.

●	Cash and cash equivalents at June 30, 2022 were $2.6 million, as compared to $5.1 million at December 31, 2021. On June 30, 2022, the Company’s borrowing capacity with the Company’s line of credit was $2.8 million and the Company’s working capital was $20.1 million, compared to borrowing capacity of $2.9 million and working capital of $21.7 million at December 31, 2021.

●	Sales backlog as of the end of Q2 2022 was $14.0 million, of which $9.9 million was received during the three months period ending June 30, 2022. The Company’s sales backlog is from orders of the Company’s DC power generators and consist of 52% from telecommunications customers in the U.S., 45% from a telecommunications customer in international markets, and 3% from customers in other markets.

Management Commentary

Demand for the Company’s DC power systems continues to grow at an international level. During the three months ended June 30, 2022, the Company received new purchase orders for the Company’s DC power generators totaling $9.9 million, of which 36% are from telecommunications customers in the U.S. and 64% from a new telecommunications customer in the South Pacific Islands. The Company’s total backlog on June 30, 2022 was $14.0 million, of which the Company’s largest U.S. telecommunications customer represents 44%.

For the three months ended June 30, 2022, the Company’s net sales were $4.2 million, which represents a 12% decrease in net sales as compared to $4.8 million for the three months ended June 30, 2021. The Company’s net sales for the six months ended June 30, 2022 were $7.9 million, which represents a 2% decrease in net sales as compared to $8.1 million for the same period in 2021. Supply chain constraints negatively affected the Company’s ability to manufacture and deliver product during the quarter. Approximately 12% of expected shipments for the quarter ended June 30, 2022 have been pushed in the second half of 2022.

The Company’s domestic sales continue to be driven by the Company’s telecommunications customers as the Company’s DC Generators are key in supporting the roll out of 5G infrastructure across the U.S.

For the three-month period ending June 30, 2022, the Company’s gross profit was $1.0 million, which is an improvement of $94,000, or 10%, as compared to gross profit of $967,000 during the same period in 2021. For the six-month period ending June 30, 2022, the Company’s gross profit was $1.9 million, which is an improvement of $1.0 million, or 116%, as compared to gross profit of $909,000 during the same period in 2021. The increase in gross profit for the three and six months ended June 30, 2022, was primarily a result of improved labor efficiencies in manufacturing and utilization of inventory written off as obsolete inventory in 2020.

The Company’s gross profit as a percentage of net sales was 24.8% for the quarter ended June 30, 2022, as compared to a gross profit as a percentage of net sales of 19.9% in the same period in 2021. The Company’s gross profit as a percentage of net sales was 24.6% for the quarter ended June 30, 2022, as compared to a gross profit as a percentage of net sales of 11.2% in the same period in 2021.

Polar Power management is focused on efficiently navigating the disruptions attributable to supply chain shortages, extended lead times, inflation, and labor shortages all of which is having a negative impact on new product development and marketing. The Company is also experiencing challenges sourcing qualified workers to add to the Company’s production and engineering teams.

The Company continues to work on diversifying the Company’s customer base and are selling into non-telecommunication markets and applications at an increasing rate and are focused on new markets for the Company’s DC power platform. As part of this diversification effort, the Company has been expanding the power range of its portfolio and in March 2022, the Company received EPA certification on the Company’s 4Y Toyota engine project aimed at expanding the power range to 35 kW on natural gas and LPG. Polar Power’s EPA certification of 1KS and 4Y Toyota engines brings to the market clean fuel (non-diesel) engines with very low maintenance, and lower operating cost. In many regions throughout the world the cost of propane and LPG is much lower than the cost of diesel fuel so there is an economic incentive to lower carbon emissions.

The Toyota 1KS and 4Y engines were designed for 24/7 operation for heating, air-conditioning, and CHP applications in Japan. During the 1970s and 1980s Japan faced a problem with their electric grid supporting the rapid increase in HVAC usage. So instead of the electric grid providing the energy for the HVAC needs, these loads were moved over to the natural gas grid. To meet this application requirement, Toyota engines had to have long life (60,000+ hours) with very low maintenance. With the increasing need for EV charging and HVAC in the USA and globally, the Company sees the need to shift some of this increasing energy demand to natural gas and propane/LPG. According to the US EIA, natural gas, coal, coke, fuel oil, provides 60.8% of the energy used by US electric utilities. Using natural gas and propane/LPG fuels for HVAC and EV charging shifts energy usage away from coal, coke, and fuel oil; thereby reducing emissions. Generating power locally reduces energy transmission losses, further reducing emissions.

Solar combined with the Toyota 1KS and 4Y engines along with Polar’s alternators and controls will offer clean and renewable energy for applications including HVAC, refrigeration, EV charging, peak power shaving, off grid power, and backing up the grid for home and business. These applications form the foundation for micro-grids.

Overseas sales to telecommunications customers are showing growth after long marketing investments. During the three months ended June 30, 2022, the Company received purchase orders for the Company’s DC power generators in the amount of $6.2 million from a telecommunications customer in the South Pacific Islands. These generators will be used for grid backup and off-grid applications to supply rural areas with broadband services. This order is part of a growing program to develop the telecommunications infrastructure in this region. The Company plans to begin deliveries mid-year 2022 and fulfil the order by the end of this year.

The Company’s solar hybrid power systems, which integrate solar energy storage with natural gas/LPG (propane) powered generators, are ideal for off-grid (i.e., areas where wireless towers are not connected to an electrical grid) and bad-grid (i.e., areas where wireless towers are connected to an electrical grid that loses power more than eight hours) applications.

Mr. Sams concludes, “ Supply chain and labor shortages slow production and product shipments. To counter this we continue to implement automation to lower labor content, expand vertical manufacturing processes to reduce the number of outside processes, and source materials internationally.

The increased geopolitical factors are generating increasing interest in DC power systems for robotics and drones. In addition, the commercial / residential markets are driven to seek greater energy independence through increased efficiency and renewable energy.

I believe we are on the right side of technology and manufacturing. The world’s electrical grids will not meet the increasing need for power demand because of increasing needs in air-conditioning, data services (server rooms), increasing populations, and most importantly the huge shift in energy used for transportation. Moving from diesel and gasoline to EV charging is an unprecedented amount of energy shift from one source to another. If cities like Los Angeles and New York have had brown / black outs in the summer due to air-conditioning loads for over a half century, how will they handle millions of EVs coming to charge on the grid. This will increase the need for power generation using wind, solar, and clean burning fuels distributed through micro / nano grids. For energy security, homes and business will have to rely on multiple sources of energy including Solar, natural gas/LPG, and the grid. It will take many decades before the grid can grow in capacity where natural gas is no longer needed. The supply chain shortages demonstrated how important domestic manufacturing is. Polar Power was able to overcome many supply issues due to its vertical manufacturing capability.

Covid-19 continues to impact our operations. We experienced labor shortages in the six months ending June 30, 2022 due to employees having to isolate or quarantine for safety reasons and to prevent the spread of COVID-19. We believe Covid-19 will be a challenging factor for many years to come, and labor along with supply chains are gradually learning to deal with it. The factories that were closed for long periods of time are filling their backlogs thereby reducing delivery times on new orders. Polar Power’s products are aimed at addressing present and future needs for energy while reducing environmental impact and pollution.”

About Polar Power, Inc.

Gardena, California-based Polar Power, Inc. (NASDAQ: POLA), designs, manufactures and sells direct current, or DC, power systems, lithium battery powered hybrid solar systems for applications in the telecommunications market and, in other markets, including military, electric vehicle (EV) charging, cogeneration, distributed power and uninterruptable power supply. Within the telecommunications market, Polar Power’s systems provide reliable and low-cost energy for applications for off-grid and bad-grid applications with critical power needs that cannot be without power in the event of utility grid failure. For more information, please visit www.polarpower.com. or follow us on www.linkedin.com/company/polar-power-inc/.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s expectation that sales from its U.S. Tier-1 telecommunications customers will continue to grow as a result of 5G network expansions; Polar Power’s expectation that it will see increasing sales of DC power systems for programs bringing broadband to rural communities; Polar Power’s expectation that its gross margins will improve as quarterly shipments increase or it improves labor efficiencies; Polar Power’s expectation that its diversification strategy will lead to increasing sales into non-telecommunications markets, including micro-grids, peak power shaving, and EV charging; Polar Power’s belief that increased geopolitical factors will lead to increasing sales of its DC power systems; Polar Power’s belief that the domestic telecom market is a compelling growth market for Polar Power; Polar Power’s belief that its new products, including propane and natural gas generators powered by Toyota engines, gives it industry leading technology; and Polar Power’s belief that it will successfully manage supply chain and labor shortages to avoid disruptions to its business operations are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse domestic and foreign economic and market conditions, including demand for DC power systems; trade tariffs on raw materials; changes in domestic and foreign governmental regulations and policies; and other events, factors and risks. Polar Power undertakes no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond Polar Power’s control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in the Polar Power’s reports filed with the Securities and Exchange Commission.

Media and Investor Relations:

Integra Investor Relations

Shawn M. Severson

+1 415-233-7094

info@integra-ir.com

@Integra IR

www.integra-ir.com

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,656	$5,101
Accounts receivable	3,994	4,243
Inventories	11,985	9,017
Prepaid expenses	4,386	4,006
Employee retention credit receivable	2,000	2,000
Income taxes receivable	787	787
Total current assets	25,808	25,154

Other assets:
Operating lease right-of-use assets, net	580	914
Property and equipment, net	770	1,019
Deposits	93	93

Total assets	$27,251	$27,180

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$135	$328
Customer deposits	3,485	897
Accrued liabilities and other current liabilities	1,214	1,206
Current portion of operating lease liabilities	588	721
Current portion of notes payable	248	242
Total current liabilities	5,670	3,394

Notes payable, net of current portion	143	268
Operating lease liabilities, net of current portion	47	268

Total liabilities	5,860	3,930

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 12,805,680 shares issued and 12,788,203 shares outstanding on June 30, 2022, and December 31, 2021.	1	1
Additional paid-in capital	36,816	36,816
Accumulated deficit	(15,386)	(13,527)
Treasury Stock, at cost (17,477 shares)	(40)	(40)
Total stockholders’ equity	21,391	23,250

Total liabilities and stockholders’ equity	$27,251	$27,180

POLAR POWER, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Sales	$4,274	$4,847	$7,983	$8,137
Cost of Sales	3,213	3,880	6,017	7,228
Gross profit	1,061	967	1,966	909

Operating Expenses
Sales and marketing	400	379	805	747
Research and development	350	463	826	952
General and administrative	1,036	990	2,167	1,973
Total operating expenses	1,786	1,832	3,798	3,672

Loss from operations	(725)	(865)	(1,832)	(2,763)

Other income (expenses)
Interest expense and finance costs	(14)	(15)	(27)	(31)
Other income (expense), net	—	14	—	25
Total other income (expenses), net	(14)	(1)	(27)	(6)

Net loss	$(739)	$(866)	$(1,859)	$(2,769)

Net loss per share – basic and diluted	$(0.06)	$(0.07)	$(0.15)	$(0.22)
Weighted average shares outstanding, basic and diluted	12,788,203	12,788,203	12,788,203	12,651,672

POLAR POWER, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOW

(in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(1,859)	$(2,769)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	264	287
Changes in operating assets and liabilities
Accounts receivable	249	(3,690)
Inventories	(2,968)	877
Prepaid expenses	(380)	(2,880)
Income tax receivable	—	1,570
Decrease in operating lease right-of-use asset	334	321
Accounts payable	(193)	61
Customer deposits	2,588	265
Accrued expenses and other current liabilities	8	157
Decrease in operating lease liability	(354)	(330)
Net cash used in operating activities	(2,311)	(6,131)

Cash flows from investing activities:
Acquisition of property and equipment	(15)	—
Net cash used in investing activities	(15)	—

Cash flows from financing activities:
Proceeds from sale of common stock, net of offering cost	—	12,466
Proceeds from exercise of warrants	—	707
Repayment of notes payable	(119)	(150)
Net cash provided by (used in) financing activities	(119)	13,023

Increase (decrease) in cash and cash equivalents	(2,445)	6,892
Cash and cash equivalents, beginning of period	5,101	1,646
Cash and cash equivalents, end of period	$2,656	$8,538